Exhibit 99.1

Press Release
April 12, 2006	6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN  46804-7932

260.459.3553 Phone

260.969.3590 Fax

www.steeldynamics.com

Steel Dynamics Completes Acquisition of Roanoke Electric Steel Corporation

FORT WAYNE, INDIANA, April 12, 2006 – Today Steel Dynamics, Inc. (NASDAQ:STLD) announced that it has completed its previously announced acquisition of Roanoke Electric Steel Corporation (NASDAQ:RESC). The transaction closed on April 11, 2006, immediately following approval of the transaction by Roanoke stockholders.

Pursuant to the Merger Agreement, Roanoke stockholders received $9.75 in cash and 0.4 shares of SDI common stock for each share of Roanoke stock outstanding at the effective date of the merger. Based on 11,360,901 Roanoke shares outstanding prior to the close of the transaction, Steel Dynamics paid $111 million in cash, issued 4,544,360 shares of registered Steel Dynamics common stock and assumed $45 million in Roanoke debt, which the company intends to retire within the next few days. The cash portion of the purchase price was funded from the company’s current cash on hand. After giving effect to the issuance of shares related to this transaction, Steel Dynamics will have a total of 48,611,177 shares of common stock outstanding.

The combined companies will now operate five electric-furnace mini mills with annual production capacity of approximately 5 million tons, whose steel products include flat-rolled, merchant bar, engineered bar, and light structural steels as well as wide-flange beams and rail. In addition, the company will now operate five facilities that fabricate steel joists and decking used in non-residential construction and two scrap-metal processing facilities. Steel Dynamics now operates facilities in the states of Indiana, Virginia, West Virginia, South Carolina, Florida, Ohio, and Tennessee.

Keith Busse, President and CEO of Steel Dynamics said, “We believe this acquisition will significantly broaden our steel product offerings and give us a much stronger platform to serve our joist-and-deck customers. We will begin immediately to invest in the joist-and-deck operations to improve their productivity and product capabilities. We see excellent prospects for continued volume growth in this segment of our business. At the same time, we expect to make capital improvements in the Roanoke steel-producing facilities to improve efficiency and ultimately to support higher volumes of production.

“We welcome Roanoke’s employees to Steel Dynamics and are confident that they will become strong contributors to Steel Dynamics’ continued growth and success,” Busse concluded.

Forward Looking Statements

This press release contains predictive statements about future events, including Steel Dynamics’ expectations of successful integration of Roanoke operations into Steel Dynamics and expectations of the continued viability and market position of the steel and other businesses operated by the combined company. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Gary Heasley, Chief Financial Officer, (260) 969-3555